Exhibit 4.2





                              [FRANCE TELECOM LOGO]

                           U.S. Employee Shareholding

                                  November 2004

                           U.S. EMPLOYEE PLAN DOCUMENT

I.       INTRODUCTION

              This U.S. Employee Plan document sets forth the terms and conditions of an offering of Ordinary Shares of France Telecom, nominal value four euros per share (the "Shares"), to eligible employees of France Telecom and its majority-owned subsidiaries who reside in the United States.

II.      DEFINED TERMS

              As used in this Plan document, the following terms have the meanings indicated. In addition, other terms are defined throughout the Plan document and are thereafter written with initial capital letters.

DEFINED TERM                  MEANING
----------------------------  --------------------------------------------------

"ADR"                         An American Depositary Receipt, which is a U.S.
                              dollar-denominated, negotiable certificate that represents an ADS.

"ADS" An American Depositary Share. Each ADS represents one Share. Shares offered pursuant to the Plan may, after the expiration of the Restricted Period, be deposited in the ADR Facility in exchange for ADSs.

"Committee"                   As defined in Section III.F.9 below.

"Delivery Date"               The date on which Shares purchased pursuant to the
                              Plan are definitively delivered to Participating
                              Employees and transferred to accounts maintained on their behalf with the Registrar and Sub-Registrar.

"Deposit Agreement"           As defined in Section F. below.

"Depositary"                  The Bank of New York, which is the depositary bank
                              for the Company's ADS program and has been retained by the Company to perform certain administrative functions in connection with the Plan.

"Eligible Employees"          Employees who are eligible to purchase Shares
                              under the Plan. The conditions of eligibility are set forth in Section III.B below.

"France Telecom" or the
"Company"                     France Telecom, a French company.

"Offer Period"                The period during which Eligible Employees may
                              submit orders for Shares offered under the Plan as set forth in Section III.E below.

"Participating Employee"      An Eligible Employee who elects to purchase Shares
                              under the Plan.

"Plan"                        The terms and conditions of France Telecom U.S.
                              Employee Shareholding - November 2004 as set forth in this plan document.

"Private Placement"           As defined in Section III.A below.

"Purchase Order"              As defined in Section III.F below.

"Reference Price"             As defined in Section III.D below.

"Registrar"                   BNP Paribas Securities Services SA, which has been
                              retained by the Company to perform certain administrative functions in connection with the Plan.

"Restricted Period"           As defined in Section III.E.2 below.

"Securities Act"              As defined in Section III.F.7 below.

"Shares" The Ordinary Shares of the Company. Each Share has a nominal value of 4 euro.

"Sub-Registrar"               The Bank of New York, a New York banking
                              corporation, which has been retained by the Company to perform certain administrative functions in connection with the Plan in the United States, as a sub-registrar to BNP Paribas
                              Securities Services S.A., the Registrar.

"U.S. Subsidiaries"           Those companies organized within the United States
                              in which France Telecom owns, directly or indirectly, a majority interest:

                                       o    Equant

                                       o    EresMas Interactiva

                                       o    Etrali North America

                                       o    France Telecom North America, LLC

                                       o    France Telecom R&D, LLC

                                       o    FTLD - USA

                                       o    Globecast North America

                                       o    Orange Services, U.S.

"Worldwide Employee
Offering"                    An offering of Shares to eligible employees of
                             France Telecom and its majority-owned subsidiaries throughout the world. The offering pursuant to the Plan constitutes a part of the Worldwide Employee
                             Offering.

III.     TERMS AND CONDITIONS OF THE PLAN

         A.   Purpose

              The purpose of the Plan is to enable Eligible Employees to purchase Shares on preferential terms and thereby to encourage them to identify their interests with those of the Company. Shares offered under the Plan are currently owned by the French State.

              The offering pursuant to the Plan follows a sale by the French State of a portion of its stake in the Company through a private placement to institutional investors (the "Private Placement"), which took place on September 2, 2004.

              The Plan is not subject to the provisions of the U.S. Employee Retirement Income Security Act of 1974, as amended, and is not a "qualified plan" under Section 401(a) of the U.S. Internal Revenue Code of 1986, as amended.

         B.   Eligibility

              "Eligible Employees" include all individuals who, at the beginning of the Offer Period, are employed on a regular full-time basis, or on a regular part-time basis, by any U.S. Subsidiary. There is no minimum service requirement for participation in the Plan by active employees.

              Eligible Employees include employees who otherwise meet the requirements described in the preceding paragraph, but who are absent from active service due to an authorized leave for disability, workers compensation, family leave or other authorized leave of absence.

              Former employees (retired or otherwise) are not Eligible
Employees.

         C.   Offer Period

              The Offer Period is expected to open 8:00 A.M. (New York time) on Wednesday, December 1, 2004 and to close at 4:59 P.M. (New York time) on Monday, December 13, 2004.

              The Company reserves the right to change the expected starting or end dates of the Offer Period. The Company will notify Eligible Employees of any such change.

         D.   Purchase Price

              The purchase price for Shares offered pursuant to the Worldwide Employee Offering is 15.24 euro. This represents a 20% discount from the price of 19.05 euro per Share (the "Reference Price") at which the French State sold Shares in the Private Placement. The Company will convert the purchase price to U.S. dollars under the Plan. See section E.1 below.

         E.   Specific Terms

              Eligible Employees under the Plan will benefit from the following terms.

              1.   Conversion of Purchase Price to U.S. Dollars

              The Purchase Price for Shares under the Plan is 15.24 euro per Share. Participating Employees in the United States will make payment in U.S. dollars.

              The U.S. dollar equivalent of the initial amount due for Shares purchased under the Plan will be based on an exchange rate established immediately prior to the opening of the Offer Period. The Company's determination of these U.S. dollar amounts will be final, binding and conclusive on all Participating Employees.

              Participating Employees bear the risk of exchange rate fluctuations between the euro and the U.S. dollar for the life of their shareholding, while the Company will assume the risk of fluctuations between the open of the Offer Period and the Delivery Date.

              2.   Restrictions on Resale

              A Participating Employee may not sell, pledge or otherwise transfer (including by gift) any Shares purchased pursuant to the Plan for a period of two years from the Delivery Date. This period is referred to herein as the "Restricted Period."

              The resale restrictions of the Plan will remain in effect in the event that a Participating Employee's employment terminates before the end of the Restricted Period.

              A Participating Employee may not liquidate his or her investment by selling, pledging or otherwise transferring his or her Shares purchased under the Plan during the Restricted Period and must, therefore, bear the financial risk of their investment during this period.

              3.   Payment Terms

              A Participating Employee must make payment in full for Shares purchased under the Plan. A Participating Employee is required to submit a personal check in US dollars concurrently with their Purchase Order during the Offer Period for the full purchase price of their Shares (in the equivalent U.S. dollar amount as provided in the Purchase Order).

              If the personal check is rejected for lack of funds or any other reason, a Participating Employee will have a limited time during which to make satisfactory payment.

              4.   Consequences of a Default in Payment

              All orders under the Plan will become binding and irrevocable at the end of the Offer Period.

              A default in payment of the Purchase Price due for Shares purchased under the Plan will not relieve a Participating Employee of his or her obligations under the Plan. The Company may enforce its right to be paid any delinquent amount and/or may seek recovery of any damages it may incur as a result of the Participating Employee's default. Alternatively, the Company may elect to treat the Participating Employee's order for Shares under the Plan as null and void, and the Participating Employee will forfeit all rights under the Plan.

              5.   Termination of Employment

              The following terms shall apply upon termination of a Participating Employee's employment, whether by retirement, voluntary resignation, involuntary termination or otherwise.

              a) Restrictions on Transfer Continue in Effect. Shares purchased under the Plan will remain subject to the restrictions on transfer described above in "Restrictions on Resale" for the remainder of the Restricted Period, notwithstanding termination of employment.

              b) Payment Obligations. Termination of employment will not affect a Participating Employee's rights in Shares purchased under the Plan or the obligation to pay for them.

         F.   Certain General Terms and Conditions

              1.   Allotment and Allocation

              The number of Shares available for the Worldwide Employee Offering will be limited to 29,746,276 Shares. If total employee orders in the Worldwide Employee Offering exceed this amount, an allocation or reduction rule will be applied under conditions defined by the French State in consultation with the Company. The determination of the French State as to the number of Shares allotted to any Participating Employee shall be final, binding and conclusive on all Participating Employees.

              2.   Maximum Purchase Order

              Under applicable French law, the Shares purchased by any Participating Employee pursuant to the Plan may not have an aggregate purchase price in excess of 148,560 euro. Consequently, the maximum order that an individual may submit under the Plan will be for 9,748 Shares.

              If a Participating Employee places an order for Shares having an aggregate purchase price in excess of this limit, the order will automatically be reduced and will be considered an order for 9,748 Shares.

              3.   Purchase Formalities

              A Participating Employee will complete a purchase order (the "Purchase Order") to be distributed (either in electronic or paper form) by the Company's majority owned subsidiaries. Orders may be modified or cancelled until the end of the Offer Period. There will be no charge for any such modification or cancellation. All orders will become binding and irrevocable at the end of the Offer Period and will constitute a legally enforceable contract of the Participating Employee at that time.

              Following the end of the Offer Period, the French State, in consultation with the Company, will determine the number of Shares to be allocated to each Participating Employee, based on the procedures and limitations described above under "Allotment and Allocation." A Participating Employee will be notified of the number of Shares allocated to him or her. Shares will be allocated in whole numbers only. Any funds not applied to the purchase of Shares will be refunded to a Participating Employee as soon as practicable after the Delivery Date.

              Participating Employees will also be advised of any applicable withholding tax payment. See "Required Tax Payments" below.

              4.   Required Tax Payments

              The Company or its U.S. Subsidiaries are required to withhold U.S. federal income tax and, where applicable, state and local income and employment taxes applicable to compensation realized upon the purchase of Shares under the Plan. Participating Employees who are citizens or permanent residents of the United States, or otherwise taxable in the United States on compensation earned from the Company or its U.S. Subsidiaries, will recognize ordinary income for U.S. federal income tax purposes in an amount equal to (i) the fair market value of the Shares purchased, determined at the time Shares are allocated to Participating Employees, minus (ii) the Purchase Price. U.S. federal employment taxes (Social Security and Medicare (FICA and FUTA) taxes), as well as state and local income tax, may also be due, depending on the circumstances of the Participating Employee.

              Prior to or concurrently on the Delivery Date, the Company or its U.S. Subsidiaries will notify Participating Employees of the applicable amount of the taxes required to be paid in connection with their purchase. Required tax amounts will be withheld from future payments of salary (or payments of other compensation) to Participating Employees to the extent possible. If the Participating Employee's employer determines that salary withholding will not be an adequate or feasible way to satisfy withholding tax obligations, such Participating Employee will be required to forward a check in the appropriate amount to the Company or the appropriate U.S. Subsidiary within ten days. If a Participating Employee's employment terminates before the Delivery Date, he or she will be required to submit a check in the appropriate amount to the Company or a U.S. Subsidiary.

              Notwithstanding anything else in the Plan, the Company reserves the right to pursue any and all remedies that may be available to it if a Participating Employee fails to forward a check in the amount of any required tax payment within the specified period, including, without limitation, the right to treat an order as void and without effect or to delay delivery of purchased Shares until payment has been made. The security interest held by the Company or its subsidiary in a Participating Employee's Shares will continue in effect until the Participating Employee has satisfied all tax obligations under the Plan. If a Participating Employee fails to make any required tax payment, the Company or its subsidiary may exercise any rights it has under law. See "Consequences of a Default in Payment" above. The Participating Employee will remain liable for any shortfall.

              5.   Safekeeping

              The Shares purchased pursuant to the Plan will be issued in book-entry form and registered in the name of each Participating Employee in separate individed accounts on the books of The Bank of New York (the "Sub-Registrar"), who will in turn be registered on the books of BNP Paribas Securities Services S.A. (the "Registrar") in France. Following the expiration of the Restricted Period, Shares may be deposited with The Bank of New York as Depositary (the "Depositary") pursuant to the Deposit Agreement (the "Deposit Agreement") between the Company, the Depositary and holders of American depositary receipts ("ADRs"), evidencing American Depositary Shares ("ADSs"), against issuance by the Depositary of an equal number of ADSs. No ADRs may be issued prior to the expiration of the Restricted Period. Participating Employees must retain their holding in Shares for one additional year after expiration of the Restricted Period to receive bonus shares. See section F.8 below.

              The Sub-Registrar will issue periodic statements to Participating Employees. Such statements will reflect any dividends received and distributed to a Participating Employee since the last statement. The Sub-Registrar will also issue any tax forms, returns and certificates showing the total amount of the dividends received by the Participating Employee during the applicable calendar year.

              The Company or one or more of its subsidiaries will bear all administrative charges relating to maintenance of a Participating Employee's accounts with the Sub-Registrar at least until the end of the Restricted

Period, provided that the Participating Employee maintains his or her account with the Sub-Registrar during this period. A Participating Employee will be responsible for taxes, brokerage and similar charges incurred in connection with resales of Shares or ADSs. See "Specific Terms -- Consequences of a Default in Payment."

              6.   Resales

              For so long as Shares are held by a Participating Employee through the Sub-Registrar, any sale of Shares by such Participating Employee will be made through the Sub-Registrar, who will offer the Shares, or cause the Shares to be offered, for sale on Euronext Paris, the New York Stock Exchange (in the form of ADSs) or any other stock exchange on which the Shares are actively traded. The sale of Shares and ADSs is subject to brokerage commissions, for which the selling Participating Employee will be responsible.

              7.   Rights of Participating Employees as Shareholders

              Except as otherwise noted, a Participating Employee will have the rights and privileges provided under French law in the Shares that he or she purchases under the Plan. Voting and dividend rights with respect to the Shares are described below.

              a) Voting and Dividends. As of the Delivery Date, each Participating Employee will have all of the rights of holders of Ordinary Shares, including all applicable voting and dividend rights.

              The Company is not subject to the proxy rules of the U.S. Securities Exchange Act of 1934, as amended.

              The Company currently pays dividends. There can be no assurance that the Company will continue to pay dividends on the Shares in the future, nor can any assurance be given as to the amount of any such dividends.

              b) Rights. The Company may, from time to time, offer to its shareholders rights to subscribe for additional Shares or rights of any other nature. The Company may, in its sole discretion, decide not to register such rights or the securities to which such rights relate under the U.S. Securities Act of 1933, as amended (the "Securities Act"), where such registration would be required in connection with the offer or sale of such rights or securities to Participating Employees. In such case, Participating Employees will not be permitted to purchase such securities or otherwise exercise such rights and the Sub-Registrar may dispose of such rights for the account of the Participating Employees in a manner that it deems equitable and practicable and distribute the proceeds to the Participating Employees (subject to the payment of any expenses incurred in connection with such disposal).

              c) Other Adjustments. The terms and conditions of the Plan, may be equitably adjusted in the discretion of the Committee in the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, spin-off, split-up, combination, exchange of Shares, warrants or rights offering to purchase Shares or similar event. It is understood that any such adjustment will be made in a manner that the Committee considers to be consistent with any adjustments made in respect of other Shares sold in the Worldwide Employee Offering.

              8.   Bonus Shares

              Pursuant to the French Privatization Law, any Participating Employee who continues to own Shares purchased pursuant to the Plan that remain in book-entry form on the books of the Registrar or Sub-Registrar on the third anniversary of the Delivery Date will receive one bonus share for each four Shares initially purchased, irrespective of continued employment of the Participating Employee. Allocation of bonus shares will be made by the French State at the end of the three-year holding period up to a limit of 81 Shares, for a total maximum value of 1,238 euros (based on the Reference Price). To be eligible for Bonus Shares, a Participating Employee must continue to hold Shares in the form of Shares for the entire three-year holding period, and or in the form of ADSs.

              9.   Administration and Amendment

              a) Administration. The Plan shall be administered by a committee (the "Committee"). The members of the Committee are appointed with the approval of, and serve at the discretion of, France Telecom and are eligible to participate in the Plan on the same terms as other Eligible Employees. Decisions of the Committee are final, binding and conclusive in all matters relating to the Plan, including, without limitation, any determination of whether an individual is an Eligible Employee.

              The Plan provides for the making of certain determinations, including, without limitation, determinations of fair market value of Shares. The Company (which may, but shall not be required to, act through the Committee) shall be responsible for making all such determinations, and all such determinations shall be final, binding and conclusive on Participating Employees.

              No member of the Committee shall be liable for anything whatsoever in connection with the administration of the Plan except such member's own willful misconduct. Under no circumstances shall any member of the Committee be liable for any act or omission of any other member of the Committee. In the performance of its functions with respect to the Plan, the Committee shall be entitled to rely upon information and advice furnished by the officers of the France Telecom Group (including the U.S. Subsidiaries), the France Telecom Group's accountants and counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such advice. Members of the Committee will be indemnified by the Company or another member of the France Telecom group (including the U.S. Subsidiaries) for any liabilities, expenses or losses incurred by them in connection with the administration of the Plan.

              b) Right to Amend or Terminate the Plan. The Company in its discretion may amend the terms of the Plan at any time, or from time to time. No such amendment, however, may adversely affect the rights of Participating Employees in Shares that they have already purchased under the Plan. In addition, the Company reserves the right to terminate operation of the Plan at any time in its sole discretion, and, should it elect to do so before delivery of any of the Shares for which orders were tendered, the orders shall be canceled, and this Plan shall cease to have any effect.

              10.  Continued Employment

              A Purchase Order is not an employment agreement. Neither the Plan nor any Purchase Order will confer on any Participating Employee or Eligible Employee any rights to continued employment with any other member of the France Telecom Group.

              11.  Governing Law

              The Plan shall be subject to the laws of the French Republic. Any dispute, controversy or claim arising out or relating to this Plan shall be submitted to the exclusive jurisdiction of the courts of Paris (France).